Exhibit 99.3

Consent

I, Murray S. Kessler, hereby consent to being named in the joint proxy statement/prospectus included in the Registration Statement on Form S-4 filed by Reynolds American Inc. (including any amendments to such Registration Statement) in connection with the Agreement and Plan of Merger, dated as of July 15, 2014, among Lorillard, Inc., Reynolds American Inc. and Lantern Acquisition Co. as a person who will become a director of Reynolds American Inc.

/s/ Murray S. Kessler
Murray S. Kessler

Dated: October 17, 2014